Exhibit 99.1

PRESS RELEASE
Contact: Martin J. Landon
(210) 255-6494

KINETIC CONCEPTS, INC. COMMENCES CONSENT SOLICITATION
RELATING TO 9 5/8% SENIOR SUBORDINATED NOTES DUE 2007

      San Antonio, Texas, July 31, 2003 - Kinetic Concepts, Inc. (the "Company") today announced that it is soliciting consents from the holders of its 9 5/8% Senior Subordinated Notes due 2007 (the "Notes"). The Company is seeking consents to proposed amendments of certain provisions of the indenture pursuant to which the Notes were issued. The solicitation is expected to remain open until 5:00 P.M., New York City time, on Thursday, August 7, 2003, unless extended to a later time or date.

      The proposed amendments will, among other things, shorten the minimum notice period for redemption of the Notes from 30 days to 3 days. If the proposed amendments become effective, holders that have validly delivered and not revoked their consent prior to the expiration of the consent solicitation will be entitled to receive a consent payment. Adoption of the proposed amendments, and payment of the consent payment, is conditioned upon, among other things, the receipt of the consent from the holders of a majority of the principal amount of the Notes.

      Consents will be solicited from holders of the Notes as of the close of business on June 30, 2003, and will be made on the terms and subject to the conditions of a Consent Solicitation Statement dated July 31, 2003, and related documents that the Company will supply to the holders of the Notes. Such documents should be consulted for additional information regarding consent delivery procedures and the conditions of the consent solicitation. Requests for consent solicitation documents and questions concerning the consent solicitation may be directed to U.S. Bank National Association, the Depository for the consent solicitation, at (800) 934-6802 (toll free).

      This announcement is not a solicitation of consents with respect to any securities. The consent solicitation will be made solely by the Consent Solicitation Statement dated July 31, 2003.

Kinetic Concepts, Inc. is a global medical device company with leadership positions in (i) advanced wound care and (ii) therapeutic surfaces that treat and prevent complications resulting from patient immobility. The Company designs, manufactures, markets and services a wide range of proprietary products that can significantly improve clinical outcomes while reducing the overall costs of patient care by accelerating the healing process or preventing complications. The Company has an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes.

This press release contains "forward-looking statements" that reflect, when made, our expectations or beliefs concerning future events that involve risks and uncertainties, including our ability to consummate the offering of the notes described above. All statements other than statements of historical facts included in this press release are considered forward-looking statements, including those relating to the possible redemption of the Company's existing notes. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. The proposed amendments and redemption of the Notes are part of a recapitalization of the Company involving a series of transactions. These transactions are subject to satisfaction or waiver of certain conditions, and there is no assurance that such transactions will be completed and that the Notes will be redeemed. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.